Calculation of Filing Fee Tables
S-8
Moelis & Co
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.01 per share ("Class A Common Stock")	457(a)	577,172	$ 67.88	$ 39,178,435.36	0.0001381	$ 5,410.54
Total Offering Amounts:						$ 39,178,435.36		$ 5,410.54
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,410.54
Offering Note
[1]	(1) This registration statement covers (i) 577,172 shares of Class A Common Stock of Moelis & Company (the "Company") that may be issued under the Moelis & Company 2024 Omnibus Incentive Plan (the "Plan") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate number of additional shares that may become issuable under the terms of the Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock. (2) Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $67.88 per share, which is the average of the high and low price per share as reported by The New York Stock Exchange on April 24, 2026. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources